Exhibit 7(f)

STOCK REPURCHASE AGREEMENT

This Stock Repurchase Agreement, dated as of March 22, 2021 (this “Agreement”), is entered into by and between Liberty TripAdvisor Holdings, Inc., a Delaware corporation (the “Company”), and Certares LTRIP LLC (the “Investor”).

WHEREAS, Investor and the Company are parties to the Investment Agreement, dated as of March 15, 2020, by and among the investors listed in Schedule I thereto (and assigned by them to Investor), the Company and, solely for purposes of the Subject GM Provisions (as defined therein), Gregory B. Maffei (the “Investment Agreement”), pursuant to which Investor acquired 325,000 shares of Series A Preferred Stock of the Company (the “Preferred Stock”).

WHEREAS, the Company intends to offer and sell up to $330 million aggregate principal amount of exchangeable senior debentures (the “Exchangeable Debentures”), inclusive of any option to purchase additional exchangeable senior debentures that the Company may grant to the initial purchasers of the Exchangeable Debentures (the “Overallotment Option”), exchangeable into shares of Tripadvisor Common Stock, or at the Company’s election, the value thereof in cash or a combination of such Tripadvisor Common Stock and cash, in an offering exempt from registration under the Securities Act of 1933, as amended (the “Debenture Offering”); and

WHEREAS, the Company desires to purchase and Investor desires to sell to the Company shares of Preferred Stock (the shares of Preferred Stock to be sold hereunder, the “Shares”) in the manner and for the consideration set forth below, on the terms and subject to the conditions of this Agreement.

NOW, THEREFORE, for and in consideration of the mutual promises set forth herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and upon the terms and subject to the conditions hereof, the parties hereto agree as follows.

1.             Definitions. For purposes of this Agreement, the following terms shall have the meanings ascribed below. All other capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Certificate (as defined below) or the Investment Agreement.

“Actual or Constructive Ownership” means actual or constructive ownership for purposes of Section 302 of the Code and the Treasury Regulations promulgated thereunder (including, without limitation, constructive ownership pursuant to the rules of Section 318(a) of the Code).

“Agreement” shall have the meaning set forth in the recitals.

“Board Observer” shall have the meaning set forth in Section 6.8(c).

“Certificate” means the Certificate of Designations of 8% Series A Cumulative Redeemable Preferred Stock of the Company.

“Closing” means each of the First Closing and the Second Closing.

“Closing Date” shall have the meaning set forth in Section 3.1.

“Closing TRIP Shares” means a number of shares of Tripadvisor Common Stock (rounded down to the nearest whole share) equal to the maximum number of whole shares of Tripadvisor Common Stock with a value (as determined pursuant to 16 C.F.R. §801.10 at Closing) of up to (but no greater than) the HSR Act notification threshold set forth in 16 C.F.R §801.1(h)(1).

“Company” shall have the meaning set forth in the recitals.

“Company Material Adverse Effect” means, with respect to the Company and its Subsidiaries, any event, change, occurrence, state of facts, development, circumstance or condition that, individually or in the aggregate, would, or would reasonably be expected to, prevent or delay the First Repurchase.

“Company Released Parties” shall have the meaning set forth in Section 6.2.

“Contract” shall have the meaning set forth in Section 4.4.

“Debenture Offering” shall have the meaning set forth in the recitals.

“Derivative Debt” shall have the meaning set forth in Section 6.1(b).

“Exchangeable Debentures” shall have the meaning set forth in the recitals.

“Exchangeables Indenture” means the indenture governing the Exchangeable Debentures.

“First Closing” shall have the meaning set forth in Section 3.1.

“First Closing Cash Consideration” means an amount, in cash, equal to (x) the number of First Closing Cash Consideration Preferred Shares multiplied by (y) the Per Share Price.

“First Closing Cash Consideration Preferred Shares” means the number of shares of Preferred Stock (rounded down to the nearest whole share) equal to (x) the Remaining Initial Proceeds divided by the Per Share Price.

“First Closing Preferred Shares” means the sum of (x) the First Closing Stock Consideration Preferred Shares plus (y) the First Closing Cash Consideration Preferred Shares.

“First Closing Stock Consideration Preferred Shares” means the number of shares of Preferred Stock (rounded up to the nearest whole share) equal to (x) the number of Closing TRIP Shares multiplied by the TRIP Reference Price divided by (y) the Per Share Price.

“First Repurchase” shall have the meaning set forth in Section 2.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Investment Agreement” shall have the meaning set forth in the recitals.

“Investor” shall have the meaning set forth in the recitals.

“Investor Material Adverse Effect” means, with respect to Investor and its Subsidiaries, any event, change, occurrence, state of facts, development, circumstance or condition that, individually or in the aggregate, would, or would reasonably be expected to, prevent or delay the First Repurchase.

“Investor Releasing Parties” shall have the meaning set forth in Section 6.2.

“Judgment” shall have the meaning set forth in Section 4.4.

“Modified Accretion Factor” means the Accretion Factor as defined in the Certificate; provided, that the term “P1” used in the definition of Accretion Factor shall be the TRIP Reference Price and the term “Determination Date” used in the definition of “CR” in the Accretion Factor shall be the date of the pricing of the Debenture Offering.

“New Board Seats” shall have the meaning set forth in Section 6.8(c).

“Non-Recourse Party” shall have the meaning set forth in Section 9.12.

“Notice of Repurchase” shall have the meaning set forth in Section 6.3(b).

“Optional Repurchase” shall have the meaning set forth in Section 6.3(a).

“Optional Repurchase Date” means the date specified by the Company in the Notice of Repurchase for the repurchase of some or all of the Preferred Stock.

“Optional Repurchase Price” with respect to each share of Preferred Stock, means the greater of (x) the Liquidation Price of such share as of the Optional Repurchase Date plus all unpaid dividends (whether or not declared) on such share accrued from the most recent Dividend Payment Date through the date such share is repurchased and (y) (i) the initial Liquidation Price of such share of Preferred Stock on and determined as of the Original Issue Date multiplied by the Accretion Factor minus (ii) all dividends paid in cash or shares of Eligible Common Stock (valued for this purpose as determined pursuant to paragraph 3(c) of the Certificate) on such share from the Original Issue Date through the date such share is repurchased; provided, however, that for purposes of calculating the Optional Repurchase Price, the term “Determination Date” as used in the definition of Accretion Factor shall mean the date that is two (2) Business Days prior to the date of the Notice of Repurchase.

“Original Issue Date” means March 26, 2020.

“Overallotment Option” shall have the meaning set forth in the recitals.

“Per Share Price” means an amount equal to the product of (a) $1,000 multiplied by (b) the Modified Accretion Factor.

“Preferred Stock” shall have the meaning set forth in the recitals.

“Proceeding” shall have the meaning set forth in Section 9.3.

“Remaining Initial Proceeds” means the remainder of the aggregate net proceeds (such amount determined in the discretion of the Company, acting reasonably) from the Debenture Offering after applying or reserving a portion of the proceeds as follows: (a) $35,000,000 for the working capital of the Company; (b) the amount reasonably estimated by the Company to pay all costs, fees and expenses (including any prepayment penalty or other early termination expense, if any) related to termination of the Revolver; (c) amounts necessary to prefund interest payments due under the terms of the Exchangeable Notes to March 27, 2025; and (d) the amount reasonably estimated by the Company to pay all discounts, fees and expenses of the transactions associated with the Debenture Offering and Repurchase.

“Remaining Overallotment Proceeds” means the remainder of the aggregate net proceeds (such amount determined in the discretion of the Company, acting reasonably) from the closing of the Overallotment Option after applying or reserving a portion of the proceeds as follows: (a) any additional amounts necessary to prefund interest payments due under the terms of the Exchangeable Notes to March 27, 2025 and (b) the additional amount estimated by the Company to pay all discounts, fees and expenses of the transactions associated with the Debenture Offering (including the Overallotment Option) and the Repurchase.

“Repurchase” means the First Repurchase and the Second Repurchase.

“Resignation” shall have the meaning set forth in Section 6.8(a).

“Revolver” means the revolving credit agreement, dated as of February 18, 2021, by and among the Company, KKR Loan Administration Services, LLC, as administrative agent, and the lenders from time to time party thereto, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Revolver Termination” shall have the meaning set forth in Section 7.3(c).

“Second Closing” shall have the meaning set forth in Section 3.1.

“Second Closing Cash Consideration” means an amount, in cash, equal to (x) the number of Second Closing Preferred Shares multiplied by (y) the Per Share Price.

“Second Closing Preferred Shares” means the number of shares of Preferred Stock (rounded down to the nearest whole share) equal to (x) the Remaining Overallotment Proceeds divided by (y) the Per Share Price.

“Second Repurchase” shall have the meaning set forth in Section 2.

“Shares” shall have the meaning set forth in the recitals.

“Transactions” means the transactions contemplated by this Agreement, including the Repurchase, Debenture Offering and the Revolver Termination.

“Tripadvisor” means Tripadvisor, Inc., a Delaware corporation.

“TRIP Reference Price” means the last reported sale price on Nasdaq Global Select Market of a share of Tripadvisor Common Stock on the date of the pricing of the Debenture Offering.

2.             Purchase of Shares. Subject to the terms and conditions of this Agreement, (a) at the First Closing, Investor will sell to the Company the First Closing Preferred Shares, free and clear of any and all Liens (other than as imposed by applicable securities laws generally), in exchange for the First Closing Cash Consideration and Closing TRIP Shares, free and clear of any and all Liens (other than as imposed by applicable securities laws generally), (the “First Repurchase”) and (b) at the Second Closing, Investor will sell to the Company the Second Closing Preferred Shares, free and clear of any and all Liens (other than as imposed by applicable securities laws generally), in exchange for the Second Closing Cash Consideration (the “Second Repurchase”).

3.             Closing.

3.1           Time of Closing. The closing of the First Repurchase (the “First Closing”) and the closing of the Second Repurchase (the “Second Closing”) will be held at the offices of Baker Botts L.L.P. at 2001 Ross Avenue, Suite 900, Dallas, Texas 75201, at 10:00 a.m., Dallas time, on a date determined by the Company that is no later than the fifth (5th) Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions in Section 7 applicable to such Closing to be satisfied or waived (other than those conditions that by their nature are to be satisfied at such Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of those conditions) or at such other time and place as the Company and Investor mutually agree (such date, a “Closing Date”); provided, however, notwithstanding the foregoing, Investor shall not be required to consummate either Closing prior to March 29, 2021.

3.2           Closing Deliverables. Subject to the terms and conditions contained herein,

(a)            At the First Closing, Investor shall deliver or cause to be delivered to the Company a stock power instructing the Company to register the transfer of the First Closing Preferred Shares into the account of the Company, and in consideration therefor, the Company shall deliver to Investor (i) the First Closing Cash Consideration by wire transfer of immediately available funds to an account designated at least two (2) Business Days prior to Closing by Investor in writing and (ii) the Closing TRIP Shares, together with evidence that such Closing TRIP Shares have been deposited into the brokerage account, designated in writing at least two Business Days prior to the First Closing by Investor, of Investor.

(b)            At the Second Closing, Investor shall deliver or cause to be delivered to the Company a stock power instructing the Company to register the transfer of the Second Closing Preferred Shares into the account of the Company, and in consideration therefor, the Company shall deliver to Investor the Second Closing Cash Consideration by wire transfer of immediately available funds to an account designated at least two (2) Business Days prior to the Second Closing by Investor in writing.

4.             Representations of the Company. The Company hereby represents and warrants to Investor that:

4.1           Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of the Company and its Subsidiaries is duly licensed or qualified to transact business as a foreign corporation in each jurisdiction in which the conduct of its business requires such licensing or qualification, except where failure to so qualify would not have a Company Material Adverse Effect.

4.2           Ownership of Shares. The Company is the beneficial owner of all Closing TRIP Shares and has good and valid title to such Closing TRIP Shares. At the First Closing, all Closing TRIP Shares will be owned by the Company free and clear of any and all covenants, conditions, restrictions, voting trust arrangements, liens, charges, encumbrances, pledges, security interests and adverse claims or rights whatsoever (collectively, “Liens”), other than as imposed by the Governance Agreement and applicable securities laws generally, and the Company will deliver to Investor all Closing TRIP Shares free and clear of Liens other than as imposed by applicable securities laws generally.

4.3           Authority. The Company has the corporate power and authority to execute, deliver and perform this Agreement and to carry out the obligations hereunder. The execution, delivery and performance of this Agreement by the Company and the consummation of the Transactions have been duly authorized by all requisite corporate action on the part of the Company. This Agreement has been duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by the Investor, constitutes (and each of the other documents to which the Company is or will be a party when executed and delivered at the Closing, will constitute) a valid and binding obligation of the Company enforceable against the Company in accordance with its terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

4.4           No Conflicts. None of the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the Transactions, will (i) conflict with or violate any provision of the Certificate of Incorporation or the Company’s Amended and Restated Bylaws or (ii) after giving effect to the Transactions (and the consent by Investor contained in Section 6), (x) violate any Law or any judgment, ruling, order, writ, injunction or decree (collectively, “Judgment”) applicable to the Company or any Subsidiary of the Company or any of their respective properties or assets or (y) violate or constitute a default (or constitute an event which, with notice or lapse of time or both, would violate or constitute a default) under, result in the termination of or a right of termination or cancellation under, result in the loss of any benefit or require a payment or incur a penalty under, any of the terms or provisions of any loan or credit agreement, indenture, debenture, note, bond, mortgage, deed of trust, lease, sublease, license, contract or other agreement (each, a “Contract”) to which the Company or any of its Subsidiaries is a party or accelerate the Company’s or, if applicable, any of its Subsidiaries’ obligations under any such Contract, except, in the case of clause (ii), as would not reasonably be expected to have a Company Material Adverse Effect.

4.5           Governmental Approvals. Assuming the accuracy of Investor’s representations in Section 5.3, no consent or approval of, or filing, license, permit or authorization, declaration or registration with, any Governmental Authority is necessary for the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the Transactions, other than such other consents, approvals, filings, licenses, permits or authorizations, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

4.6           Actions. As of the date hereof, there is no action, suit, investigation or Proceeding, governmental, regulatory or otherwise by or before any court or other Governmental Authority, pending or, to the knowledge of the Company, threatened, against the Company or any of its Subsidiaries that would reasonably be expected to have a Company Material Adverse Effect.

4.7           No Other Investor Representations or Warranties. Except for the representations and warranties expressly set forth in Section 5 and in any certificate delivered in connection with this Agreement, the Company hereby acknowledges that neither Investor nor any of its Subsidiaries, nor any other Person, (i) has made or is making any other express or implied representation or warranty with respect to Investor or any of its Subsidiaries or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects, including with respect to any information provided or made available to the Company or any of its representatives or any information developed by the Company or any of its representatives or (ii) will have or be subject to any liability or indemnification obligation to the Company resulting from the delivery, dissemination or any other distribution to the Company or any of its representatives, or the use by the Company or any of its representatives, of any information, documents, estimates, projections, forecasts or other forward-looking information, business plans or other material developed by or provided or made available to the Company or any of its representatives. The Company, on behalf of itself and on behalf of its respective Affiliates, expressly waives any such claim relating to the foregoing matters, except with respect to fraud.

4.8           Tripadvisor SEC Documents. Since December 31, 2019, to the knowledge of the Company, the Tripadvisor SEC Documents have been filed with the SEC on a timely basis. To the knowledge of the Company, the Tripadvisor SEC Documents, at the time filed (or in the case of registration statements, solely on the dates of effectiveness), except to the extent corrected by a subsequent Tripadvisor SEC Document filed prior to the date hereof, (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) complied as to form in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be.

4.9           No Brokers. Neither the Company nor any of its Subsidiaries is bound by or subject to any contract with any Person which will result in Investor being obligated to pay any finder’s fees, brokerage or agent’s commissions or other like payments in connection with the consummation of the Repurchase.

5.             Representations of Investor. Investor hereby represents and warrants to the Company that:

5.1           Organization. Investor is a limited liability company duly organized, validly existing and in good standing under the laws of the state of Delaware. Investor is duly licensed or qualified to transact business as a foreign corporation in each jurisdiction in which the conduct of its business requires such licensing or qualification, except where failure to so qualify would not have an Investor Material Adverse Effect.

5.2           Ownership of Shares. Investor is the beneficial and record owner of 325,000 shares of Preferred Stock and has good and valid title to such shares. All Shares to be sold to the Company hereunder are owned by Investor free and clear of any and all Liens, other than as imposed by the Investment Agreement, the Certificate and applicable securities Laws generally, and Investor will deliver to Company the Shares free and clear of Liens other than as imposed by applicable securities laws generally.

5.3           Beneficial Ownership of Tripadvisor Stock. Investor, including any entity controlled, as defined in 16 C.F.R. §801.1(b), by Investor, does not directly or indirectly hold, as defined in 16 C.F.R. §801.1(c), any Class B Shares or shares of Tripadvisor Common Stock.

5.4           Authority. Investor has the corporate or other power and authority to execute, deliver and perform this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement by Investor and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Investor. This Agreement has been duly and validly executed and delivered by Investor and, assuming due authorization, execution and delivery by the Company, constitutes (and each of the other documents to which Investor is or will be a party when executed and delivered at the Closing, will constitute) a valid and binding obligation of Investor enforceable against Investor in accordance with its terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

5.5           No Conflict. Neither the execution, delivery and performance of this Agreement by Investor, nor the consummation by Investor of the transactions contemplated hereby, will (i) conflict with or violate any provision of the organizational documents of Investor or (ii) (x) violate any Law or Judgment applicable to Investor or any Subsidiary of Investor or any of their respective properties or assets or (y) violate or constitute a default (or constitute an event which, with notice or lapse of time or both, would violate or constitute a default) under, result in the termination of or a right of termination or cancellation under, or result in the loss of any benefit or require a payment or incur a penalty under, any of the terms or provisions of any Contract to which Investor or any of its Subsidiaries is a party or accelerate the Investor’s or, if applicable, any of its Subsidiaries’ obligations under any such Contract, except, in the case of clause (ii), as would not reasonably be expected to have an Investor Material Adverse Effect.

5.6           Governmental Approvals. Except for the securities or blue sky laws of the various states, no consent or approval of, or filing, license, permit or authorization, declaration or registration with, any Governmental Authority is necessary for the execution and delivery of this Agreement by Investor, the performance by Investor of its obligations hereunder and the consummation by Investor of the Transactions, other than such other consents, approvals, filings, licenses, permits or authorizations, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to have an Investor Material Adverse Effect.

5.7           Actions. As of the date hereof, there is no action, suit, investigation or Proceeding, governmental, regulatory or otherwise by or before any court or other Governmental Authority, pending or, to the knowledge of the Investor, threatened, against the Investor or any of its Subsidiaries that would reasonably be expected to have an Investor Material Adverse Effect.

5.8           Acquisition for Investment. Investor acknowledges that none of the Closing TRIP Shares have been registered under the Securities Act or under any state or other applicable securities Laws and, accordingly, must be held indefinitely unless a subsequent sale or other transfer thereof by Investor is registered under the Securities Act and such securities or blue sky laws or is exempt from registration thereunder. Investor (i) acknowledges that it is acquiring the Closing TRIP Shares pursuant to an exemption from registration under the Securities Act solely for its own account for investment purposes with no intention to distribute any of the foregoing to any Person, (ii) will not sell, transfer, or otherwise dispose of any of the Closing TRIP Shares, except in compliance with this Agreement and the registration requirements or exemption provisions of the Securities Act and any other applicable securities Laws, (iii) has such knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of its investment in the Closing TRIP Shares and of making an informed investment decision, (iv) is an “accredited investor” (as that term is defined by Rule 501 of the Securities Act) and (v) (1) has had an opportunity to discuss with Tripadvisor and its representatives the intended business and financial affairs of Tripadvisor and to obtain information necessary to verify any information furnished to it or to which it had access and (2) can bear the economic risk of (x) an investment in the Closing TRIP Shares indefinitely and (y) a total loss in respect of such investment. Investor has such knowledge and experience in business and financial matters so as to enable it to understand and evaluate the risks of, and form an investment decision with respect to its investment in, the Closing TRIP Shares and to protect its own interest in connection with such investment.

5.9           No Reliance. In connection with the due diligence investigation of the Company and Tripadvisor (including their respective Subsidiaries) by Investor and its representatives, Investor and its representatives may have received, and may continue to receive from the Company, Tripadvisor and their respective representatives, certain estimates, projections, forecasts and other forward-looking information regarding the Company, Tripadvisor and their respective Subsidiaries. Investor hereby acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements with which Investor is familiar, that Investor is making its own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information so furnished, and that Investor will have no claim against the Company or any of its Subsidiaries, or any of their respective representatives, with respect thereto.

5.10          No Other Company Representations or Warranties. Except for the representations and warranties expressly set forth in Section 4, and in any certificate delivered in connection with this Agreement, Investor hereby acknowledges that neither the Company nor any of its Subsidiaries, nor any other Person, (i) has made or is making any other express or implied representation or warranty with respect to the Company, Tripadvisor or any of their respective Subsidiaries or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects, including with respect to any information provided or made available to Investor or any of its representatives or any information developed by Investor or any of its representatives or (ii) will have or be subject to any liability or indemnification obligation to Investor resulting from the delivery, dissemination or any other distribution to Investor or any of its representatives, or the use by Investor or any of its representatives, of any information, documents, estimates, projections, forecasts or other forward-looking information, business plans or other material developed by or provided or made available to Investor or any of its representatives. The Investor, on behalf of itself and on behalf of its respective Affiliates, expressly waives any such claim relating to the foregoing matters, except with respect to intentional fraud.

5.11          Independent Review. Investor hereby acknowledges (for itself and on behalf of its Affiliates and representatives) that it has conducted, to its satisfaction, its own independent investigation with such investment, legal, tax, accounting and other advisers as it deemed necessary of the business, operations, assets and financial condition of each of the Company and Tripadvisor (including their respective Subsidiaries) and, in making its determination to proceed with the Transactions, including to sell the Shares and to acquire the Closing TRIP Shares, Investor and its Affiliates and its representatives have relied exclusively on the results of their own independent investigation without reliance on any representation or warranty of the Company other than those contained in Section 4 of this Agreement or any advice from the Company.

5.12          No Brokers. Neither the Investor nor any of its Subsidiaries is bound by or subject to any contract with any Person which will result in the Company being obligated to pay any finder’s fees, brokerage or agent’s commissions or other like payments in connection with the consummation of the Repurchase.

5.13          Tax Ownership. Investor does not have Actual or Constructive Ownership (to the knowledge of Investor, in the case of constructive ownership caused by ownership by a non-Affiliate) of any stock or other equity interest (for U.S. federal income tax purposes) in the Company (other than the Preferred Stock). Investor has no plan or intention to acquire (and, to the knowledge of Investor, no other Person has any plan or intention to acquire, in a manner that would cause Investor to acquire) Actual or Constructive Ownership of any stock or other equity interest (for U.S. federal income tax purposes) in the Company. Investor is treated as a partnership for U.S. federal income tax purposes. The Internal Revenue Service Form W-9 provided by Investor to the Company, dated March 24, 2020, in connection with Investor’s acquisition of the Preferred Stock remains valid and accurate.

6.             Covenants.

6.1           Consent. Notwithstanding the restrictions contained in Section 4.9 of the Investment Agreement, as holder of 100% of the shares of Preferred Stock, Investor hereby irrevocably consents to the following actions undertaken and to be undertaken by the Company or its Subsidiaries:

(a)            The offer and sale of the Exchangeable Debentures, with an aggregate principal amount thereof as determined by the Company in its discretion (subject to a maximum aggregate principal amount (inclusive of any principal amount issued upon exercise of the Overallotment Option) as set forth in Schedule 6.1(a)), and the consummation of the transactions required or contemplated by the terms of the Exchangeables Indenture and the Exchangeable Debentures, including, without limitation, any Transfer of shares of Tripadvisor Common Stock in connection with the settlement of any exchange or put of the Exchangeable Debentures by the holders thereof and the satisfaction by the Company of all of its obligations under the Exchangeables Indenture and the Exchangeable Debentures, and the incurrence of any Indebtedness (and the consummation of the transactions required or contemplated by the terms of such Indebtedness) that renews, refinances or replaces in whole or in part such Exchangeable Debentures (including any accrued interest, premiums, taxes, fees and expenses payable in connection with such renewal, refinancing or replacement);

(b)            The incurrence of Indebtedness in an aggregate principal amount (measured when incurred) not to exceed the then-current fair market value of 3,000,000 shares of Tripadvisor Common Stock (as such amounts may be appropriately adjusted to give effect to any stock splits, stock dividends, reverse splits or similar events that may occur after the date hereof) the net proceeds of which are used or will be used to renew, refinance or replace in whole or part the 2020 Confirmation (including the payment of any accrued interest, premiums, taxes, fees and expenses related thereto) and any Indebtedness that renews, refinances or replaces such Indebtedness (including any accrued interest, premiums, taxes, fees and expenses payable in connection with such renewal, refinancing or replacement) (collectively, “Derivative Debt”); provided that the terms of any Derivative Debt shall not be materially more restrictive to the Company and its Subsidiaries, taken as a whole, than the most restrictive terms of the 2020 Confirmation and the contemplated Exchangeable Debenture (including the Exchangeable Indenture); and

(c)            The Transfer of up to 3,000,000 shares of Tripadvisor Common Stock (as such amounts may be appropriately adjusted to give effect to any stock splits, stock dividends, reverse splits or similar events that may occur after the date hereof) or the proceeds or equivalent proceeds thereof related to any Derivative Debt, including the use of proceeds thereof to settle any such Derivative Debt (including the payment of any accrued interest, premiums, taxes, fees and expenses related thereto).

6.2           Put Waiver.

(a)            Effective as of and conditional upon the First Closing, Investor, on behalf of itself, and any former, current or future equityholders, controlling persons, directors, officers, employees, agents or Affiliates or any former, current or future equityholder, controlling person, director, officer, employee, general or limited partner, member, manager, advisor, agent or Affiliate of any of the foregoing, and any of their respective successors or assigns (the “Investor Releasing Parties”), hereby (i) irrevocably waives any and all rights to exercise, and agrees not to exercise at any time, the Put Option under Section 5(g) of the Certificate, (ii) fully and forever releases any and all claims, rights, actions and causes of action, arbitration or suit of any kind, or other legal, equitable or other proceeding, whether known or unknown to the fullest extent the law allows, that any Investor Releasing Party has ever had, now has or hereafter can, shall or may have against the Company and any of its former, current or future equityholders, controlling persons, directors, officers, employees, agents or Affiliates or any former, current or future equityholder, controlling person, director, officer, employee, general or limited partner, member, manager, advisor, agent or Affiliate of any the foregoing, any of their respective successors and assigns (the “Company Released Parties”) that arise from or relate to the waiver and other covenants and agreements contained in this Section 6.2 and (iii) irrevocably waives any rights it may have to rescind, annul, cancel, modify, amend or otherwise change the terms of the waiver and agreements contained in this Section 6.2. For the avoidance of doubt, this Section 6.2 is null and void ab initio if the First Closing does not occur.

(b)            Investor, on behalf of itself and each other Investor Releasing Party, agrees and acknowledges that, in addition to the other restrictions on Transfer contained in this Agreement and in the Investment Agreement, it shall be a condition to the Transfer of any shares of Preferred Stock that the transferee thereof shall agree to and become bound by the waiver and all of the other agreements contained in this Section 6.2, including this paragraph (b).

(c)            Investor, on behalf of itself and each other Investor Releasing Party, covenants and agrees that it will not initiate, join in or otherwise voluntarily support any claim, suit, action, arbitration or other legal, equitable or other proceeding seeking (directly or indirectly) to challenge the enforceability of, modify, invalidate, revoke, declare ineffective or otherwise set aside this Section 6.2, including the waiver and agreements contained in this Section 6.2.

6.3           Optional Repurchase.

(a)            Effective as of and conditional upon the First Closing, Investor, on behalf of itself and each other Investor Releasing Party, hereby irrevocably agrees that, at the option of the Company, any and all shares of Preferred Stock may be repurchased by the Company in whole, or from time to time in part, on any Business Day occurring on or after March 27, 2024, at the Optional Repurchase Price per share in cash on the Optional Repurchase Date (the “Optional Repurchase”). For the avoidance of doubt, this Section 6.3 is null and void ab initio if the First Closing does not occur.

(b)            The Company shall provide Investor with an irrevocable and unconditional notice of repurchase (a “Notice of Repurchase”) not later than five (5) Business Days prior to the Optional Repurchase Date. Such Notice of Repurchase shall contain: (A) the number of shares of Preferred Stock to be repurchased by the Company, (B) the Optional Repurchase Date, (C) the Optional Repurchase Price and (D) the instructions Investor must follow with respect to the repurchase, including the method for surrendering the shares of Preferred Stock to be repurchased.

(c)            At least two (2) Business Days prior to an Optional Repurchase Date, Investor shall deliver to the Company a notice, designating a bank account to receive the Optional Repurchase Price. In addition, Investor shall on or before the Optional Repurchase Date, if Investor is a holder of shares in certificated form, surrender the certificate or certificates representing such shares (or, if such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Company to indemnify the Company against any claim that may be made against the Company on account of the alleged loss, theft or destruction of such certificate) to the Company, in the manner and at the place designated in the Notice of Repurchase, and thereupon the Optional Repurchase Price for such shares shall be payable to Investor by wire transfer in immediately available funds to the account designated by Investor pursuant to this paragraph (c).

(d)            Prior to any Optional Repurchase, the board of directors of the Company shall adopt resolutions exempting the Optional Repurchase under Rule 16b-3 under the Exchange Act. The Company shall provide Investor a reasonable opportunity to review the resolutions and consider its comments in good faith before the resolutions are adopted.

(e)            Investor, on behalf of itself and each other Investor Releasing Party, agrees and acknowledges that, in addition to the other restrictions on Transfer contained in this Agreement and in the Investment Agreement, it shall be a condition to the Transfer of any shares of Preferred Stock that the transferee thereof shall agree to and become bound by the Optional Repurchase and all of the other agreements contained in this Section 6.3, including this paragraph (e).

6.4           Transferability of Preferred Stock; Legend.

(a)            Investor shall not Transfer any shares of Preferred Stock unless the proposed transfer complies with this Section 6.4. From and after the First Closing, it shall be a condition to the Transfer of any shares of Preferred Stock that the proposed transferee shall agree to and become bound by, in a written agreement in form and substance reasonably acceptable to the Company, the transfer restrictions contained in this Section 6.4, the waivers and all of the other agreements contained in each of Section 6.2 and Section 6.8 and the Optional Repurchase and all of the other agreements contained in Section 6.3. Any purported Transfer of any shares of Preferred Stock that does not comply with this Section 6.4 shall be null and void ab initio.

(b)            Investor agrees and consents to the addition, from and after the First Closing, of a legend for the shares of Preferred Stock referring to the restrictions on Transfer and provisions of this Agreement, including in any notices sent pursuant to Section 151(f) of the DGCL.

(c)            Notwithstanding anything to the contrary in this Agreement or otherwise, and for the avoidance of doubt, Investor remains subject to the limitations and restrictions on Transfer contained in Section 4.6 of the Investment Agreement, which remains in full force and effect, and none of the rights of Investor under the Investment Agreement (including, without limitation, director designation rights) are transferrable or assignable under any circumstance; provided, however, that subject to all other conditions to Transfer set forth herein and in the Investment Agreement, Investor may Transfer, in a single transaction or multiple transactions, to a specified third party or parties approved in advance by the Board of Directors or a committee designated thereby (with such approval not to be unreasonably withheld, conditioned or delayed and notwithstanding Section 4.6(b)(3) of the Investment Agreement), up to 49% in the aggregate of the then outstanding shares of Preferred Stock (after giving effect to all of the Transactions contemplated hereby), so long as there are no more than five (5) third-party holders of the Preferred Shares in addition to Investor at any one time and Investor remains the record and beneficial owner of at least 51% of the then outstanding shares of Preferred Stock at all times. For the avoidance of doubt, Investor must continue to beneficially own a number of shares of Preferred Stock with an aggregate Liquidation Price at least equal to the Threshold Amount to retain its rights under the Investment Agreement and Certificate and nothing in this Section 6.4 prohibits any Optional Repurchase.

(d)            On or prior to the date of any Transfer of any shares of Preferred Stock, the transferee shall deliver to the Company a properly completed and executed Internal Revenue Service Form W-9 (or applicable successor form) providing such transferee’s taxpayer identification number and the requisite certification by such transferee under penalties of perjury, or shall have delivered an applicable properly completed and executed Internal Revenue Service Form W-8 (or applicable successor form) attesting to such transferee’s tax status and the requisite certification by such transferee under penalties of perjury; provided, that, if such transferee is disregarded for U.S. federal income tax purposes, such transferee shall instead have delivered to the Company a properly completed and executed Internal Revenue Service Form W-9 (or applicable successor form) or an applicable Internal Revenue Service Form W-8 (or applicable successor form) properly referencing such transferee and providing the relevant information of the such transferee’s regarded owner for U.S. federal income tax purposes and the requisite certification by such regarded owner under penalties of perjury.

6.5           Transferability of Tripadvisor Common Stock. During the six-month period commencing on the date of this Agreement, Investor shall not Transfer any shares of Tripadvisor Common Stock under any circumstances to any other Person other than (i) to a Controlled Affiliate of Investor (provided that such Controlled Affiliate agrees to the restrictions in this Section 6.5 as if it were Investor) or (ii) pursuant to a merger, consolidation or other business combination in which Tripadvisor is a constituent corporation. Any purported Transfer in violation of this Section 6.5 shall be null and void ab initio. For the avoidance of doubt, Section 6.4 and Section 4.6 of the Investment Agreement do not apply to the Tripadvisor Common Stock.

6.6           Rule 16b-3. Prior to the First Closing, the Board of Directors shall adopt resolutions exempting the Repurchase under Rule 16b-3 under the Exchange Act in substantially the form mutually agreed by the parties prior to the date hereof. The Company will provide Investor a copy of such resolutions.

6.7           Overallotment Option. If the Overallotment Option does not close by the thirteenth day from and including the date of the closing of the Debenture Offering or within such longer period as agreed with the underwriters of the Debenture Offering, then no Second Closing will take place and the Company shall have no obligation to repurchase, and Investor will have no obligation to sell to the Company, the Second Closing Preferred Shares.

6.8           Board of Directors.

(a)            Prior to the First Closing, Michael Gregory O’Hara shall have delivered a resignation (the “Resignation”) from the Board of Directors as the Series A Preferred Threshold Director (as defined in the Certificate), with such Resignation to become effective as of and conditional upon the First Closing.

(b)            Effective as of and conditional upon the Resignation becoming effective pursuant to Section 6.8(a), Investor, on behalf of itself and each other Investor Releasing Party, hereby (i) irrevocably waives any and all rights to exercise, and agrees not to exercise at any time, the right to appoint the Series A Preferred Threshold Director pursuant to Section 8(a) of the Certificate, (ii) fully and forever releases any and all claims, rights, actions and causes of action, arbitration or suit of any kind, or other legal, equitable or other proceeding, whether known or unknown to the fullest extent the law allows, that any Investor Releasing Party has ever had, now has or hereafter can, shall or may have against any Company Released Parties that arise from or relate to the waiver contained in this Section 6.8(b) and (iii) irrevocably waives any rights it may have to rescind, annul, cancel, modify, amend or otherwise change the terms of the waiver and agreement contained in this Section 6.8 (b). Investor, on behalf of itself and each other Investor Releasing Party, agrees and acknowledges that, in addition to the other restrictions on Transfer contained in this Agreement and in the Investment Agreement, it shall be a condition to the Transfer of any shares of Preferred Stock that the transferee thereof shall agree to and become bound by the waiver and all of the other agreements contained in this Section 6.8(b).

(c)            Effective upon the First Closing and subject to and contingent upon the Resignation, the Company agrees that the authorized size of the Board of Directors shall be increased by two members (“New Board Seats”) (excluding the Series A Preferred Threshold Director). Subject to and contingent upon such increase in the authorized size of the Board of Directors and the Resignation, (i) contingent upon the effectiveness of the Resignation, Michael Gregory O’Hara shall be appointed to one of the New Board Seats as a Class III member with a term expiring at the Company’s 2021 annual meeting of stockholders and vice chairman of the Board of Directors, (ii) Investor shall have the right to nominate Mr. O’Hara (x) to be included in the slate of nominees recommended by the Board of Directors to the Company’s stockholders for election as directors at the Company’s 2021 annual meeting of stockholders and (y) to be included in any future slate of such nominees for Class III directors for so long as Investor beneficially owns shares of Preferred Stock with an aggregate Liquidation Price equal to at least the Threshold Amount, (iii) for so long as Investor beneficially owns shares of Preferred Stock with an aggregate Liquidation Price equal to at least the Threshold Amount, in the event Mr. O’Hara is not elected as a director, the Company shall appoint Mr. O’Hara as a non-voting observer of the Board of Directors (the “Board Observer”); provided that Mr. O’Hara executes a confidentiality agreement with respect to any information he receives as a Board Observer in a form reasonably acceptable to the Company prior to such appointment, (iv) in the event Investor ceases to beneficially own shares of Preferred Stock with an aggregate Liquidation Price equal to at least the Threshold Amount, Investor shall cause Mr. O’Hara to immediately resign from the Board of Directors (or, if applicable, his Board Observer position, which shall automatically terminate at such time) and (v) the Company shall cause to be appointed a diverse candidate to the other New Board Seat as soon as practicable after the First Closing. The Board Observer shall be permitted to attend, strictly as an observer, meetings of the Board of Directors or any committee thereof and material information delivered to the Board of Directors or any committee thereof, as applicable, shall be delivered to the Board Observer at substantially the same time as delivered to other non-executive directors. The Board Observer shall not have any voting rights with respect to any matters considered or determined by the Board of Directors or any committee thereof, or be entitled to receive any compensation or reimbursement of expenses in his or her capacity as a Board Observer. Any action taken by the Board of Directors at any meeting will not be invalidated by the absence of the Board Observer at such meeting. Furthermore, notwithstanding the foregoing, the Board Observer shall be excluded from any meeting where his presence would be reasonably likely (on the advice of counsel to the Company) to result in a waiver of attorney client privilege or pose a conflict of interest with respect to any matter being discussed.

7.             Conditions to Closing.

7.1           Conditions to Investor’s Obligations (First Closing). The obligation of Investor to consummate the transactions contemplated by this Agreement to be consummated at the First Closing is subject to the satisfaction of the following conditions, any of which may be waived in writing by the Investor.

(a)            No Judgments. No temporary or permanent Judgment shall have been enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority nor shall any proceeding brought by a Governmental Authority seeking any of the foregoing be pending, or any applicable Law shall be in effect enjoining or otherwise prohibiting consummation of the transactions to be consummated on such Closing Date.

(b)            Debenture Offering. The Debenture Offering shall have closed with a minimum aggregate initial principal amount of $300,000,000.

(c)            Representations and Warranties and Covenants of the Company.

(i)              (A) The representations and warranties of the Company set forth in Section 4.2 shall be true and correct in all respects as of such Closing Date as though made on and as of such date and (B) the other representations and warranties of the Company set forth in Section 4 shall be true and correct (with respect to representations qualified by materiality or Company Material Adverse Effect) or true and correct in all respects (with respect to all other representations), in each case, as of the date hereof and as of such Closing as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date).

(ii)           Performance of Obligations of the Company. The Company shall have performed, in all material respects, all obligations required by this Agreement to be performed by it on or prior to such Closing Date.

(iii)            The Company shall have delivered a certificate to Investor, executed by the Company or one or more duly authorized representatives thereof, as the case may be, as to the matters referred to in Section 7.1(c)(i) and (ii).

(d)            Board Action. The Board of Directors (i) shall have taken all necessary actions to create the New Board Seats and appoint Michael Gregory O’Hara to one of the New Board Seats, in each case, effective automatically upon the First Closing and subject to and contingent upon the Resignation and (ii) shall have provided evidence thereof reasonably satisfactory to Investor.

7.2           Conditions to Investor’s Obligations (Second Closing). The obligation of Investor to consummate the transactions contemplated by this Agreement to be consummated at the Second Closing is subject to the satisfaction of the following conditions, any of which may be waived in writing by Investor.

(a)            No Judgments. No temporary or permanent Judgment shall have been enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority nor shall any proceeding brought by a Governmental Authority seeking any of the foregoing be pending, or any applicable Law shall be in effect enjoining or otherwise prohibiting consummation of the transactions to be consummated on such Closing Date.

7.3           Conditions to Company’s Obligations (First Closing). The obligation of the Company to consummate the transactions contemplated by this Agreement to be consummated at the First Closing is subject to the satisfaction of the following conditions, any of which may be waived in writing by the Company.

(a)            No Judgments. No temporary or permanent Judgment shall have been enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority nor shall any proceeding brought by a Governmental Authority seeking any of the foregoing be pending, or any applicable Law shall be in effect enjoining or otherwise prohibiting consummation of the transactions to be consummated on such Closing Date.

(b)            Debenture Offering. The Debenture Offering shall have closed with a minimum aggregate initial principal amount of $300,000,000.

(c)            Revolver. The Revolver shall have been terminated (the “Revolver Termination”).

(d)            Representations and Warranties and Covenants of Investor.

(i)              The representations and warranties of Investor set forth in Section 5 shall be true and correct (with respect to representations qualified by materiality or Investor Material Adverse Effect) or true and correct in all respects (with respect to all other representations), in each case, as of the date hereof and as of such Closing as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date).

(ii)           Investor shall have performed, in all material respects, all obligations required by this Agreement to be performed by it on or prior to such Closing Date.

(iii)            Investor shall have delivered a certificate to the Company, executed by Investor or one or more duly authorized representatives thereof, as the case may be, as to the matters referred to in Section 7.3(d)(i) and (ii).

(e)            Resignation Letter. Michael Gregory O’Hara shall have delivered a duly executed letter of Resignation pursuant to Section 6.8(a).

7.4           Conditions to Company’s Obligations (Second Closing). The obligation of Company to consummate the transactions contemplated by this Agreement to be consummated at the Second Closing is subject to the satisfaction of the following conditions, any of which may be waived in writing by the Company.

(a)            No Judgments. No temporary or permanent Judgment shall have been enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority nor shall any proceeding brought by a Governmental Authority seeking any of the foregoing be pending, or any applicable Law shall be in effect enjoining or otherwise prohibiting consummation of the transactions to be consummated on such Closing Date.

(b)            Overallotment Option. The Overallotment Option shall have closed.

8.             Termination.

8.1           This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the First Closing:

(a)            by written agreement of Investor and the Company;

(b)            by either Investor or the Company, by giving written notice of such termination to the other party if the First Closing shall not have occurred on or prior to April 2, 2021 and the failure of the First Closing to occur is not caused by a breach of this Agreement by the party seeking to terminate this Agreement pursuant to this Section 8.1(b).

8.2           In the event of any termination of this Agreement pursuant to this Section 8, this Agreement shall be terminated, and there shall be no further liability or obligation hereunder or thereunder on the part of any party hereto; provided, however, that nothing contained in this Agreement (including this sentence) will relieve any party from liability for any breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.

9.             Miscellaneous.

9.1           Survival. The covenants made in this Agreement that by their terms are to be performed following each Closing (including the covenants, agreements and restrictions set forth in Section 6 and this Section 9) shall survive each Closing and remain operative and in full force and effect until terminated in accordance with their respective terms. Regardless of any purported general termination of this Agreement, the provisions of Sections 8.2 and 9 shall remain operative and in full force and effect as between Investor and the Company, unless Investor and the Company execute a writing that expressly terminates such rights and obligations as between Investor and the Company.

9.2           Notices. Any notice, request, claim, demand or other communication under this Agreement shall be in writing and shall be deemed given (a) on the date of delivery if delivered personally or sent via e-mail or (b) on the first (1st) business day following the date of dispatch if sent by a nationally recognized overnight courier (providing proof of delivery), to the address for such party set forth below or such other address as the recipient party has specified by prior written notice to the other parties hereto and shall be deemed to have been given hereunder when receipt is acknowledged for personal delivery or one day after deposit with a reputable overnight courier service; provided, that, should any such delivery be made by e-mail, the sender shall also send a copy of the information so delivered on or before the next business day by a nationally recognized overnight courier:

If to the Company:

Liberty TripAdvisor Holdings, Inc.

12300 Liberty Boulevard

Englewood, Colorado 80112

Attention:       Chief Legal Officer

Telephone:     [Separately provided]

Email:              [Separately provided]

with a copy to:

Baker Botts L.L.P.

2001 Ross Avenue

Suite 900

Dallas, TX 75201

Attention:       Samantha Crispin

Telephone:     [Separately provided]

Email:              [Separately provided]

If to Investor:

Certares Management LLC

350 Madison Avenue, 8th Floor

New York, NY 10017

Telephone:    [Separately provided]

Attention:       Tom LaMacchia

Email:             [Separately provided]

with a copy to:

Simpson Thacher and Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Attention:       Anthony F. Vernace

         Rise Norman

Telephone:     [Separately provided]

                           [Separately provided]

Email:             [Separately provided]

                          [Separately provided]

9.3           Governing Law; Consent to Jurisdiction. This Agreement, and all claims or causes of action (whether in contract, tort or statute) that may be based upon, arise out of or related to this Agreement, or the negotiation or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law. Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Delaware for any action, suit, investigation or proceeding, governmental or otherwise (“Proceeding”) arising out of or relating to this Agreement and the Repurchase and further agrees that service of any process, summons, notice or document by U.S. mail to its respective address set forth in this Agreement shall be effective service of process for any Proceeding brought against it in any such court. Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any Proceeding arising out of this Agreement or the Repurchase in the courts of the State of Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding brought in any such court has been brought in an inconvenient forum. EACH OF THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHTS TO TRIAL BY JURY IN CONNECTION WITH ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE REPURCHASE.

9.4           Entire Agreement. This Agreement, together with the Investment Agreement, embodies the complete agreement and understanding among the parties hereto with respect to the subject matter hereof or thereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, that may have related to the subject matter hereof in any way.

9.5           Amendment; Waiver. This Agreement may only be amended, modified, supplemented or terminated by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving.

9.6           Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which shall constitute one and the same document. This Agreement may be executed by facsimile signatures.

9.7           Interpretation. The section headings contained in this Agreement are for convenience only and shall not in any way affect the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Any reference in this Agreement to a particular section or subsection shall refer to a section or subsection of this Agreement, unless specified otherwise.

9.8           Successors and Assigns. Except as otherwise provided herein, neither this Agreement nor any of the rights or obligations under this Agreement shall be assigned, in whole or in part (except by operation of law pursuant to a merger whose purpose is not to avoid the provisions of this Agreement), by any party without the prior written consent of the other parties hereto. Subject to the foregoing and except as provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective permitted successors and assigns.

9.9           Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

9.10          Expenses. Except as otherwise provided in this Agreement, each of the parties will bear and pay all other costs and expenses incurred by it or on its behalf in connection with the transactions contemplated pursuant to this Agreement.

9.11          Non-Recourse. Except as contemplated by Sections 6.2, 6.3 and 6.8 with respect to the Investor Releasing Parties, which shall not be limited in any way by this Section 9.11:

(a)            This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto, including entities that agree in writing for the benefit of the Company to be bound by specified terms of this Agreement as contemplated herein, and no former, current or future equityholders, controlling persons, directors, officers, employees, agents or Affiliates of any party hereto or any former, current or future equityholder, controlling person, director, officer, employee, general or limited partner, member, manager, advisor, agent or Affiliate of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the Repurchase or in respect of any representations made or alleged to be made in connection herewith; and

(b)            Without limiting the rights of any party against the other parties hereto, in no event shall any party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party.

9.12          Remedies.

(a)            Each party hereto acknowledges that money damages would not be an adequate remedy in the event that any of the covenants or agreements in this Agreement are not performed in accordance with its terms, and it is therefore agreed that in addition to and without limiting any other remedy or right it may have, the non-breaching party will have the right to an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically the terms and provisions hereof.

(b)            All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

9.13          Withholding. All payments and distributions under this Agreement (including, without limitation, pursuant to any Optional Repurchase) shall be subject to withholding and backup withholding of tax to the extent required by applicable law, and amounts withheld, if any, shall be treated as received by Investor or other applicable holders. The Company shall notify Investor if it intends to withhold any amounts pursuant to this Section 9.13.

9.14          Intended Tax Treatment.

(a)            The parties hereto intend that for U.S. federal income tax purposes, the Repurchase shall be treated as a sale or exchange of the shares of the Preferred Stock by Investor pursuant to Section 302(b) of the Code. The parties hereto agree to file all tax returns in a manner consistent with the foregoing, except to the extent (i) otherwise required by a change in law (including any interpretation by a Governmental Authority), (ii) following any failure of the representation made in Section 5.13 to be true and correct in all respects without regard to any knowledge qualifier therein as of each Closing Date as though made on and as of such date, the Company reasonably determines that such an inconsistent tax reporting position is appropriate, or (iii) otherwise required by a final “determination” within the meaning of Section 1313 of the Code.

(b)            Investor shall include a statement described under Treasury Regulation Section 1.302-2(b)(2) with respect to the Repurchase on Investor’s U.S. federal income tax return (or returns) (including, for the avoidance of doubt, Internal Revenue Service Form 1065) for the taxable year (or years, or portions thereof) that includes the applicable Closing Dates.

[Remainder of Page Left Blank Intentionally]

Executed as of the date first written above.

INVESTOR:

CERTARES LTRIP LLC

By: Certares Management LLC, its manager
By:	/s/ Tom LaMacchia
	Name:	Tom LaMacchia
	Title:	General Counsel and Managing Director

COMPANY:

LIBERTY TRIPADVISOR HOLDINGS, INC.

By:	/s/ Renee L. Wilm
	Name:	Renee L. Wilm
	Title:	Chief Legal Officer & Chief Administrative Officer